Exhibit 99.1
PRESS RELEASE
For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer
Phone: (703) 436-3802
Email: dpijor@fvcbank.com

Patricia A. Ferrick, President
Phone: (703) 436-3822
Email: pferrick@fvcbank.com
FOR IMMEDIATE RELEASE – July 25, 2023

FVCBankcorp, Inc. Announces
Second Quarter 2023 Earnings; Strong Deposit and Liquidity Growth

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported its financial results for the second quarter of 2023.

Second Quarter Selected Financial Highlights
•Strong Well Capitalized Balance Sheet. All of the Bank’s regulatory capital components and ratios are well in excess of thresholds required to be considered "well capitalized" with total risk based capital to risk-weighted assets of 13.28% at June 30, 2023. Tangible Common Equity ("TCE") to Total Assets ("TA") ratio for FVCbank (the “Bank”) increased to 9.22% at June 30, 2023, from 8.92% at March 31, 2023. The Bank’s investment securities are classified as available-for-sale, and therefore, the decrease in market value of these securities is fully reflected in the TCE/TA ratio.
•Continued Core Deposit Growth. Total deposits increased $257.9 million, or 14%, to $2.09 billion at June 30, 2023 from $1.83 billion at December 31, 2022 and increased $160.9 million, or 8%, from June 30, 2022. Core deposits, which exclude wholesale deposits, increased $77.7 million during the quarter ended June 30, 2023, or 5%. Noninterest-bearing deposits increased $11.1 million during the second quarter of 2023.
•Low Uninsured Deposit Metrics Compared to Total Deposits. As of June 30, 2023, estimated uninsured deposits improved to 27.6% of total deposits from 39.7% at December 31, 2022 (and from 32.5% at March 31, 2023). The Company has sufficient capital and liquidity resources to satisfy these obligations.
•Solid Credit Quality. Nonperforming loans to total assets decreased to 0.06% at June 30, 2023 from 0.19% at both December 31, 2022 and March 31, 2023, an improvement of 68%.
•Diverse Sources of Available Liquidity. At June 30, 2023, the Company’s liquidity position, which includes cash totaling $75.0 million, unencumbered investment securities of $104.1 million, and available unsecured and secured borrowing capacity totaling $813.0 million, was significantly in excess of its estimated uninsured deposits totaling $577.1 million, or 172% of uninsured deposits. The Company has the ability to access the Federal Reserve’s new Bank Term Funding Program (“BTFP”) but did not access the BTFP facility during the first half of 2023.

Net income for the second quarter of 2023 was $4.2 million, or $0.23 diluted earnings per share, compared to $6.4 million, or $0.35 diluted earnings per share, for the quarterly period ended June 30, 2022. For the six months ended June 30, 2023, the Company reported net income of $4.9 million, or $0.27 diluted earnings per share, compared to net income of $13.0 million, or $0.71 diluted earnings per share for the six months ended June 30, 2022.

Pre-tax pre-provision income, which excludes the losses taken on securities sales recorded during the first quarter of 2023, for the three months ended June 30, 2023 and March 31, 2023 was $6.1 million and $5.0 million, respectively, an increase of $1.1 million, or 22%. Diluted pre-tax pre-provision income per share for the three months ended June 30, 2023 and March 31, 2023 was $0.34 and $0.27, respectively. The Company considers pre-tax pre-provision income a useful financial measure of the Company’s period-to-period operating performance than net income. Pre-tax pre-provision income is determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of non-GAAP financial measures to their most comparable financial measure in accordance with GAAP can be found in the tables below.

On December 15, 2022, the Company announced that the Board of Directors approved a five-for-four split of the Company’s common stock in the form of a 25% stock dividend for shareholders of record on January 9, 2023, payable on January 31, 2023. Earnings per share and all other per share information reflected herein have been adjusted for the five-for-four split of the Company’s common stock for comparative purposes.

Management Comments
David W. Pijor, Esq., Chairman and Chief Executive Officer of the Company, said:

“During the second quarter, we continued to focus on our core strategic initiatives as we increase and expand upon our core customer base, as illustrated by an increase in non-wholesale deposits of nearly $78 million during the quarter. Loans increased 4% during the quarter as we continue to originate loans to relationship-based customers, which contributes to net interest margin expansion. We enhanced our lending products to include our “Lightening Lending” platform, a fast, convenient, and secure digital solution to help small businesses obtain funding to support their business needs.

We remain committed to a thoughtful, conservative, strategic approach to serving the needs of our customers and community, balanced by managing the risks we face, and by constantly adapting our technology to enhance our new and existing customer's experience.”

Minority Investment in Mortgage Banking Operation
In August 2021, the Company acquired a membership interest in Atlantic Coast Mortgage ("ACM") for $20.4 million, or 0.87% of total assets, to diversify its loan portfolio while providing competitive residential mortgage products to its customers and to generate additional revenue. The Company’s investment in ACM is reflected as a nonconsolidated minority investment, and as such, the Company’s income generated from the investment is included in non-interest income. For the second quarter of 2023, the Company reported pre-tax income of $20 thousand compared to a pre-tax loss of $801 thousand for the quarter ended March 31, 2023 related to its investment in ACM. New ACM funded loan volume for the second quarter of 2023 totaled $575 million, an increase of 61% from the previous quarter, and outperformed the mortgage industry forecast by 22%.

Statement of Condition
Total assets were $2.34 billion at each of June 30, 2023 and December 31, 2022, and increased $38.5 million, or 2%, compared to $2.31 billion at June 30, 2022.

Loans receivable, net of deferred fees, were $1.90 billion at June 30, 2023 and $1.84 billion at December 31, 2022, an increase of $63.4 million, or 3%. Compared to June 30, 2022, loans receivable, net of deferred fees, increased $239.6 million, or 14%, from $1.66 billion, year-over-year. During the second quarter of 2023, new commercial loan originations totaled $89.7 million with a weighted average rate of 7.59% and repayments of loans and lines of credit totaled $41.5 million.

Investment securities were $231.5 million at June 30, 2023, $278.3 million at December 31, 2022, and $307.9 million at June 30, 2022. Investment securities decreased $8.2 million during the quarter ended June 30, 2023, primarily as a result of principal paydowns of $5.2 million, and a $3.1 million decrease in the portfolio's unrealized losses. For the six months ended June 30, 2023, the investment securities portfolio decreased $46.9 million, primarily as a result of the sale of $40.3 million of available-for-sale securities in February 2023 and principal paydowns of $11.1 million, offset by an improvement in the portfolio's unrealized losses of $4.6 million. The decrease in the market value of the investment securities portfolio was driven by the increasing rate environment that began in 2022 and not a result of credit impairment at June 30, 2023.

Total deposits were $2.09 billion at June 30, 2023, $1.83 billion at December 31, 2022, and $1.93 billion at June 30, 2022. Total deposits increased $257.9 million, or 14%, year-to-date, and increased $160.9 million, or 8%, year-over-year. Noninterest-bearing deposits were $437.0 million at June 30, 2023, or 21% of total deposits, and increased $11.1 million during the second quarter of 2023. At June 30, 2023, core deposits, which exclude wholesale deposits, increased $103.7 million from December 31, 2022, or 7%, and increased $77.7 million, or 5%, from the previous quarter end. As a member of the IntraFi Network, the Bank offers products to its customers who seek to maximize FDIC insurance protection (“reciprocal deposits”). At June 30, 2023, December 31, 2022, and June 30, 2022, reciprocal deposits totaled $212.0 million, $117.6 million, and $141.4 million, respectively, and are considered part of the Company’s core deposit base. Time deposits (which exclude wholesale deposits) increased $104.8 million, or 40%, to $365.2 million at June 30, 2023 from December 31, 2022, and were 22% of core deposits, representing new and existing customer deposits as customers were looking to fix interest rates on their deposit balances.

The Company has had consistent deposit inflows over the last several quarters, including the current quarter, with new demand deposit inflows totaling $205 million (which includes $12.3 million in new noninterest-bearing deposits)

compared to $118 million for the first quarter of 2023. Escrow-related deposits increased $103.2 million from March 31, 2023 to June 30, 2023. Deposits from municipalities decreased $16.1 million during the second quarter of 2023, which are collateralized by a portion of the Company’s investment securities portfolio. The Company maintains a growing deposit pipeline headed into the third quarter of 2023.

Total wholesale funding (which includes wholesale deposits and FHLB advances) decreased $89.0 million during the second quarter of 2023. Wholesale deposits increased $100.0 million to $413.3 million during the second quarter of 2023 and increased $378.3 million from June 30, 2022. Wholesale deposits were used to pay off FHLB advances at maturity freeing up collateral for future use as needed. Wholesale deposits are partially fixed at a weighted average rate of 3.83% as the Company has executed $250 million in pay-fixed/receive-floating interest rate swaps to reduce these funding costs. Other borrowed funds decreased $189.0 million, or 100%, at June 30, 2023 from $189.0 million at March 31, 2023, and decreased $265.0 million, or 100%, compared to $265.0 million at December 31, 2022.

Shareholders’ equity at June 30, 2023 was $211.1 million, an increase of $8.7 million, or 4%, from December 31, 2022 and an increase of $13.5 million, or 7%, from the year-ago quarter. Year-to-date 2023 earnings contributed $4.9 million to the increase in shareholders’ equity. As a result of the Company’s CECL adoption on January 1, 2023, retained earnings decreased $2.8 million. In addition, the Company repurchased 115,750 of its common shares at an average price of $12.51 (including commissions) in accordance with its approved share repurchase program, reducing shareholders’ equity $1.4 million during 2023. Accumulated other comprehensive loss decreased $5.8 million, which was related to the improvement in other comprehensive income associated with the Company’s cash flow hedges.

Book value per share at June 30, 2023, December 31, 2022, and June 30, 2022 was $11.87, $11.58, and $11.32, respectively. Tangible book value per share (a non-GAAP financial measure which is defined in the tables below) at June 30, 2023, December 31, 2022, and June 30, 2022 was $11.44, $11.14, and $10.86, respectively. Tangible book value per share, excluding accumulated other comprehensive loss (a non-GAAP financial measure which is defined in the tables below), at June 30, 2023, December 31, 2022, and June 30, 2022 was $13.17, $13.23 and $12.53, respectively.

The Bank remains well-capitalized at June 30, 2023, with total risk-based capital of 13.28%, common equity tier 1 risk-based capital of 12.26%, and tier 1 leverage ratio of 10.41%.

Asset Quality
The Company adopted Accounting Standards Update 2016-13 (“CECL") on January 1, 2023 in accordance with the required implementation date, and recorded the impact of the adoption to retained earnings, net of deferred income taxes, as required by the standard. Note that prior to the adoption of CECL, the Company utilized an incurred loss model to derive its best estimate of the allowance for loan losses. Reserves for credit losses increased $3.7 million and consisted of increases to the allowance for credit losses on loans as well as the Company's reserve for unfunded commitments (referred to in combination herein as “ACL”). For the most recent quarter and year-to-date 2023, subsequent to the aforementioned adoption, the Company recorded a provision for credit losses of $618 thousand and $860 thousand, respectively, compared to a provision of $1.2 million for the three months ended June 30, 2022 and a provision of $1.5 million for the six months ended June 30, 2022. The Company continues to lend to well-established and relationship-driven borrowers and has a proven track record of low historical credit losses.

The Company continues to maintain disciplined credit guidelines during the current rising interest rate environment. The Company proactively monitors the impact of rising interest rates on its adjustable loans as the industry navigates through this economic cycle of increased inflation and higher interest rates. Credit quality metrics improved during the second quarter of 2023 with a decrease in specific reserves to $42 thousand. Nonperforming loans and loans 90 days or more past due at June 30, 2023 totaled $1.4 million, or 0.06% of total assets, compared to $4.5 million, or 0.19%, of total assets at December 31, 2022. There were 3 nonperforming loans at June 30, 2023, all of which were residential real estate secured. The Company had no other real estate owned.

The Company recorded net charge-offs of $356 thousand during the second quarter of 2023, all related to the write-off of the un-guaranteed portion of the principal balance of an SBA loan, the remaining principal of which has otherwise been recovered. The ACL (which includes the reserve for unfunded commitments) at June 30, 2023 and December 31, 2022, was $20.2 million and $16.0 million, respectively. ACL coverage to nonperforming loans increased to 1,403% at June 30, 2023, compared to 357% as of December 31, 2022 as a result of the Company’s improved credit quality and adoption of CECL.

The ACL to total loans, net of fees, was 1.06% at June 30, 2023, compared to 0.87% at December 31, 2022 and 0.90% at June 30, 2022. The Company does not record a reserve on ACM’s warehouse lines due to the repurchase agreement in place with ACM, and as such, the allowance for credit losses to total loans when excluding the warehouse lines was 1.09% at June 30, 2023.

Commercial real estate loans totaled $1.11 billion, or 58% of total loans, net of fees, at June 30, 2023, a decrease of 1% from December 31, 2022. The commercial real estate portfolio, including construction loans, is diversified by asset type and geographic concentration. The Company manages this portion of the portfolio in a disciplined manner, and has comprehensive policies to monitor, measure and mitigate its loan concentrations within this portfolio segment, including rigorous credit approval, monitoring and administrative practices. Included in commercial real estate are loans secured by office buildings totaling $98.9 million, or 5% of total loans, and retail shopping centers totaling $269.7 million, or 14% of total loans, at June 30, 2023. Multi-family commercial properties totaled $191.2 million, or 10% of total loans, at June 30, 2023. The following table provides further stratification of these asset classes as of June 30, 2023 (dollars in thousands).

Owner Occupied Commercial Real Estate				Non-Owner Occupied Commercial Real Estate				Construction
Asset Class	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Top 3 Geographic Concentration	Number of Total Loans	Bank Owned Principal (2)	Total Bank Owned Principal (2)	% of Total Loans
Office, Class A	70%	6	$7,601	48%	4	$3,833	Counties of Fairfax and Loudoun, Virginia and Montgomery County, Maryland	1	$2,836	$14,270
Office, Class B	48%	38	16,237	48%	31	62,074		—	—	78,311
Office, Class C	44%	8	3,528	42%	8	1,989		1	797	6,314
Subtotal		52	$27,366		43	$67,896		2	$3,633	$98,895	5%

Retail- Neighorhood/Community Shop		—	$—	43%	32	$87,271	Prince George's County, Maryland, Fairfax County, Virginia and Washington, D.C.	2	$9,563	$96,834
Retail- Restaurant	58%	9	8,307	46%	17	30,971		—	—	39,278
Retail- Single Tenant	60%	5	2,033	42%	22	38,084		—	—	40,117
Retail- Anchored,Other	71%	1	2,073	53%	11	39,273		1	1,559	42,905
Retail- Grocery-anchored		—	—	46%	8	49,907		1	639	50,546
Subtotal		15	$12,413		90	$245,506		4	$11,761	$269,680	14%

Multi-family, Class A (Market)		—	$—	—%	1	$—	Washington, D.C., Baltimore City, Maryland and Arlington County, Virginia	1	$733	$733
Multi-family, Class B (Market)		—	—	63%	21	78,742		—	—	$78,742
Multi-family, Class C (Market)		—	—	58%	58	75,288		2	5,581	$80,869
Multi-Family-Affordable Housing		—	—	53%	20	26,742		1	4,116	$30,858
Subtotal		—	$—		100	$180,772		4	$10,430	$191,202	10%
Information as of June 30, 2023										$559,777	29%

1) Loan-to-value is determined at origination date against current bank owned principal.
2) Bank owned principal not adjusted for deferred fees or costs.
3) Debt service coverage policy is 1.20x or greater required at origination date.

The loans shown in the above table exhibit strong credit quality and included no classified loans at June 30, 2023. During its assessment of the allowance for credit losses, the Company addressed the credit risks associated with these portfolio segments and believes that as a result of its conservative underwriting discipline at loan origination and its ongoing loan monitoring procedures, the Company has appropriately reserved for possible credit concerns in the event of a downturn in economic activity.

Income Statement
Net income for the three months ended June 30, 2023 was $4.2 million, a decrease of $2.2 million, compared to $6.4 million for the same period of 2022. On a linked quarter basis, net income increased $3.6 million, from $621 thousand for the quarter ended March 31, 2023. Net income for the quarter ended March 31, 2023 includes an after-tax loss totaling $3.6 million from the February sale of $40.3 million in available-for-sale investment securities which was part of a balance sheet repositioning. The proceeds from the securities sale were deployed in part to pay off high-cost short-term borrowings totaling $20 million from the FHLB and fund higher yielding newly originated commercial loans. Additionally, net income for the second quarter of 2023 includes the Company’s portion of income from its membership interest in ACM, which was $20 thousand, compared to a loss of $801 thousand for the quarter ended March 31, 2023.

Net interest income totaled $14.4 million for the quarter ended June 30, 2023, an increase of $374 thousand, or 3%, compared to the first quarter of 2023, and a decrease of $2.4 million, or 14%, compared to the year ago quarter. The increase in net interest income for the three months ended June 30, 2023 compared to the linked quarter ended March 31, 2023 includes recovered loan interest of $338 thousand from an impaired loan that has now been fully recovered. Compared to the year ago quarter ended June 30, 2022, the decrease in net interest income for the second quarter of 2023 is primarily due to an increase in funding costs, which have increased precipitously as a result of Federal Reserve monetary policy coupled with the need to meet intense competition from market area banks, brokerages and the U.S. Treasury.

Interest income on loans increased $7.7 million, or 45%, for the three months ended June 30, 2023, compared to the same period of 2022. Compared to the linked quarter, interest income on loans increased $1.6 million, or 7%, for the three months ended June 30, 2023. The increase in interest income for the three months ended June 30, 2023, compared to the year ago quarter was primarily related to an increase in both loan yields, which increased 99 basis points, and the volume of average loans, which increased $286.7 million. On a linked quarter basis, the increase in interest income is due to the increased yield on loans receivable by 24 basis points along with the increase in average loan volume of $36.8 million during the quarter.

Interest expense on deposits increased $10.1 million for the three months ended June 30, 2023, compared to the same period of 2022, and increased $3.2 million compared to the three months ended March 31, 2023, all a result of the unprecedented rapid rate increases over the last 15 months and the change in deposit mix to 20% wholesale deposits. As a preemptive defensive measure, management increased liquidity through additional wholesale funding given the uncertainty surrounding the isolated bank failures announced in March. The increase in wholesale deposits provided enhanced liquidity on the Company’s balance sheet while freeing up collateral from other funding sources such as the FHLB.

The Company's net interest margin remained at 2.60% for the quarter ended June 30, 2023 compared to the linked quarter ended March 31, 2023 and decreased from 3.30% for the year ago quarter ended June 30, 2022. The decrease in net interest margin from a year ago is primarily due to the rising rate environment and associated rapid increase to the cost of funds. The cost of core deposits, which includes non-interest bearing deposits and excludes wholesale deposits, increased 36 basis points to 2.07% for the second quarter of 2023 as compared to 1.71% for the linked quarter ended March 31, 2023 and increased 165 basis points as compared to 0.42% for the quarter ended June 30, 2022. The cost of interest-bearing deposits for the second quarter of 2023 was 3.11% compared to 2.61% for the first quarter of 2023, an increase of 50 basis points, and an increase of 254 basis points from 0.57% for the year-ago quarter.

The Company’s cumulative deposit beta (which is calculated comparing the change in deposit interest rates from March 31, 2022 to June 30, 2023 including noninterest-bearing deposits and excluding wholesale deposits) is approximately 33% over the past year as the Federal Reserve began increasing short-term interest rates. Based on the Company’s most recent asset/liability model, the Company’s interest rate sensitivity position was modesty liability sensitive, positioning the Company’s balance sheet for an improvement in net interest income when the Federal Reserve pivots to an accommodative monetary policy.

Net interest income for the six months ended June 30, 2023 and 2022 was $28.4 million and $31.8 million, respectively, a decrease of $3.4 million, or 11%, year-over-year. Interest income increased $16.3 million, or 45%, to $52.5 million for the six months ended June 30, 2023 as compared to $36.3 million for the comparable 2022 period. Interest expense totaled $24.1 million for the six months ended June 30, 2023, an increase of $19.7 million, compared to $4.4 million for the six months ended June 30, 2022. The Company’s net interest margin for the six months ended June 30, 2023 was 2.60% compared to 3.23% for the year-ago six month period of 2022.

Noninterest income reported for the quarter ended June 30, 2023 was $891 thousand compared to a loss of $4.6 million for the linked quarter ended March 31, 2023 and income of $645 thousand for the quarter ended June 30, 2022. Noninterest income associated with the Company’s investment in ACM was $20 thousand for the three months ended June 30, 2023. The noninterest loss recorded during the first quarter of 2023 is primarily attributable to the Company's loss of $4.6 million related to its sale of available-for-sale investment securities as part of the Company's balance sheet repositioning strategy and the loss recorded associated with its investment in ACM, totaling $801 thousand during the first quarter of 2023.

Fee income from loans was $169 thousand for the quarter ended June 30, 2023, compared to $43 thousand for the second quarter of 2022, an increase of $126 thousand, primarily related to back-to-back loan swap transactions entered into during the second quarter of 2023. Service charges on deposit accounts and other fee income totaled $340 thousand for the second quarter of 2023, a decrease of $6 thousand from the year ago quarter. Income from bank-owned life insurance (“BOLI”) increased $108 thousand to $362 thousand for the three months ended June 30, 2023, compared to $254 thousand for the same period of 2022, as the Company purchased additional BOLI totaling $15 million during the second quarter of 2022.

For the year-to-date period ended June 30, 2023, the Company recorded noninterest income as a loss of $3.7 million, primarily associated with its securities sales transaction executed during the first quarter of 2023, compared to noninterest income of $2.3 million for the comparable period of 2022.

Noninterest expense totaled $9.2 million for the quarter ended June 30, 2023 compared to $8.2 million for the same three-month period of 2022, an increase of $987 thousand, or 12%. On a linked quarter basis, noninterest expense increased $193 thousand, or 2%, from $9.0 million for the quarter ended March 31, 2023. Salaries and benefits expense was $5.1 million, $5.0 million, and $4.9 million, for the second quarters ended June 30, 2023, March 31, 2023, and June 30, 2022, respectively. The increase in salaries and benefits expense for the second quarter of 2023 compared to the linked quarter of March 31, 2023, is primarily related to accruals for incentive compensation totaling $170 thousand, offset by a decrease in base salary expense and associated payroll taxes of $147 thousand. Salaries deferred for loan originations (ASC 310-20) decreased $74 thousand, which contributed to the second quarter 2023 increase in salaries and benefits expense. Compared to the year-ago quarter, the increase in salaries and benefits expense was primarily related to business development staff expansion and market rate adjustments to employee compensation that has occurred over the previous twelve months.

Internet banking and software expense increased $167 thousand to $583 thousand for the second quarter of 2023 compared to the quarter ended June 30, 2022, primarily as a result of the implementation of enhanced customer software solutions. Other operating expenses for the second quarter of 2023 totaled $1.5 million compared to $986 thousand for the year-ago quarter, an increase of $489 thousand. This increase was a result of an increase in FDIC insurance expense totaling $177 thousand (a result of the FDIC increasing the assessment rate to replenish its deposit insurance fund) and an increase in marketing expense totaling $117 thousand related to lower cost deposit gathering and branding efforts. In addition, legal expenses related to loan workouts increased $100 thousand for the second quarter of 2023 when compared to the year ago quarter in a continued effort to mitigate credit risk and potential loss. The Company expects to recover these loan legal expenses later in 2023.

For the six months ended June 30, 2023 and 2022, noninterest expense was $18.2 million and $16.7 million, respectively, an increase of $1.6 million, or 9%, primarily as a result of the aforementioned increases in salaries and benefits expenses, occupancy and equipment expense, marketing, e-banking solutions, and loan legal expenses.

The efficiency ratio for core bank operating earnings, excluding 2022 merger-related expenses and losses on the sale of available-for-sale investment securities, for the quarters ended June 30, 2023, March 31, 2023, and June 30, 2022, was 60.2%, 61.0%, and 47.1%, respectively. For the six months ended June 30, 2023 and 2022, the efficiency ratio for core bank operating earnings was 62.3% and 48.6%, respectively. A reconciliation of the aforementioned efficiency ratio, a non-GAAP financial measure, can be found in the tables below.

The Company recorded a provision for income taxes of $1.2 million for the three months ended June 30, 2023, compared to a provision for income taxes of $1.6 million for the same period in 2022. The effective tax rate for the three months ended June 30, 2023 and June 30, 2022 was 22.4% and 20.0%, respectively. For the six months ended June 30, 2023 and 2022, provision for income tax expense was $739 thousand and $2.9 million, respectively.

About FVCBankcorp, Inc.
FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.34 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington, D.C. metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 9 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington, D.C., and Baltimore, Bethesda, and Rockville, Maryland.

For more information about the Company, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Cautionary Note About Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, statements of goals, intentions, and expectations as to future trends, plans, events or results of the Company’s operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,”

“believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. These forward-looking statements are based on current beliefs that involve significant risks, uncertainties, and assumptions. Factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, include, but are not limited to: general business and economic conditions nationally or in the markets that the Company serves could adversely affect, among other things, real estate valuations, unemployment levels, inflation levels, the ability of businesses to remain viable, consumer and business confidence, and consumer or business spending, which could lead to decreases in demand for loans, deposits, and other financial services that the Company provides and increases in loan delinquencies and defaults; the risk of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities; changes in the Company's liquidity requirements could be adversely affected by changes in its assets and liabilities; changes in the assumptions underlying the establishment of reserves for possible credit losses; changes in market conditions, specifically declines in the commercial and residential real estate market, volatility and disruption of the capital and credit markets, and soundness of other financial institutions we do business with; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; risks inherent in making loans such as repayment risks and fluctuating collateral values; the Company's investment securities portfolio is subject to credit risk, market risk, and liquidity risk as well as changes in the estimates used to value the securities in the portfolio; declines in the Company's common stock price or the occurrence of what management would deem to be a triggering event that could, under certain circumstances, cause us to record a noncash impairment charge to earnings in future periods; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues or emergencies, including the COVID-19 pandemic, and other catastrophic events; our management of risks inherent in our real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of our collateral and our ability to sell collateral upon any foreclosure; changes in consumer spending and savings habits; technological and social media changes; changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or our subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products; the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; the impact of changes in laws, regulations and policies affecting the real estate industry; the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the U.S. Securities and Exchange Commission, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for our products and services; the effect of acquisitions we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; changes in the level of our nonperforming assets and charge-offs; our involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; potential exposure to fraud, negligence, computer theft and cyber-crime; and the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in other periodic and current reports filed with the U.S. Securities and Exchange Commission. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share data and per share data)
(Unaudited)

	At or For the Three Months Ended		At or For the Six Months Ended		At or For the Three Months Ended
	6/30/2023	6/30/2022	6/30/2023	6/30/2022	3/31/2023	12/31/2022
Selected Balances
Total assets	$2,344,372	$2,305,905			$2,348,995	$2,344,322
Total investment securities	236,378	314,444			253,403	293,945
Total loans, net of deferred fees	1,903,814	1,664,232			1,828,123	1,840,434
Allowance for credit losses	(19,442)	(14,957)			(19,058)	(16,040)
Total deposits	2,088,042	1,927,177			1,910,386	1,830,162
Subordinated debt	19,592	19,537			19,579	19,565
Other borrowings	—	140,000			189,000	265,000
Reserve for unfunded commitments	801	—			922	—
Total stockholders’ equity	211,051	197,599			204,156	202,382
Summary Results of Operations
Interest income	$27,203	$19,027	$52,537	$36,249	$25,334	$23,341
Interest expense	12,815	2,239	24,135	4,411	11,320	7,462
Net interest income	14,388	16,787	28,402	31,838	14,014	15,879
Provision for credit losses	618	1,185	860	1,535	242	729
Net interest income after provision for credit losses	13,770	15,602	27,542	30,303	13,772	15,150
Noninterest income - loan fees, service charges and other	508	389	942	863	434	421
Noninterest income - bank owned life insurance	362	254	694	492	332	356
Noninterest income (loss) - minority membership interest	20	2	(781)	914	(801)	(787)
Noninterest income - loss on sale of available-for-sale investment securities	—	—	(4,592)	—	(4,592)	—
Noninterest expense	9,203	8,216	18,213	16,657	9,010	9,202
Income before taxes	5,457	8,031	5,593	15,915	135	5,938
Income tax expense (benefit)	1,225	1,606	739	2,876	(486)	1,035
Net income	4,232	6,425	4,854	13,039	621	4,903
Per Share Data
Net income, basic (5)	$0.24	$0.37	$0.28	$0.75	$0.04	$0.28
Net income, diluted (5)	$0.23	$0.35	$0.27	$0.71	$0.03	$0.27
Book value (5)	$11.87	$11.32			$11.53	$11.58
Tangible book value (1)(5)	$11.44	$10.86			$11.09	$11.14
Tangible book value, excluding accumulated other comprehensive losses (1)(5)	$13.17	$12.53			$12.95	$13.23
Shares outstanding	17,783,305	13,970,748			17,705,455	17,475,668
Selected Ratios
Net interest margin (2)	2.60%	3.30%	2.60%	3.23%	2.60%	2.96%
Return on average assets (2)	0.73%	1.21%	0.42%	1.26%	0.11%	0.89%
Return on average equity (2)	8.17%	12.93%	4.70%	12.78%	1.21%	9.87%
Efficiency (3)	60.23%	47.13%	73.84%	48.84%	95.98%	57.99%
Loans, net of deferred fees to total deposits	91.18%	86.36%			95.69%	100.56%
Noninterest-bearing deposits to total deposits	20.93%	28.11%			22.29%	23.95%
Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP)(4)
GAAP net income reported above	$4,232	$6,425	$4,854	$13,039	$621	$4,903
Add: Merger and acquisition expense	—	—	—	125	—	—
Add: Loss on sale of available-for-sale investment securities	—	—	4,592	—	4,592	—
Subtract: provision for income taxes associated with non-GAAP adjustments	—	—	(1,010)	(28)	(1,010)	—
Net Income, core bank operating earnings (non-GAAP)	$4,232	$6,425	$8,436	$13,136	$4,203	$4,903
Earnings per share - basic (non-GAAP core bank operating earnings)(5)	$0.24	$0.24	$0.48	$0.76	$0.24	$0.28
Earnings per share - diluted (non-GAAP core bank operating earnings)(5)	$0.23	$0.23	$0.46	$0.71	$0.23	$0.27
Return on average assets (non-GAAP core bank operating earnings)	0.73%	1.21%	0.74%	1.26%	0.85%	0.89%
Return on average equity (non-GAAP core bank operating earnings)	8.17%	12.93%	8.17%	12.87%	9.40%	9.87%
Efficiency ratio (non-GAAP core bank operating earnings)	60.23%	47.13%	62.25%	48.55%	60.96%	57.99%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	9.22%	8.25%			8.92%	8.86%
Total risk-based capital (to risk weighted assets)	13.28%	12.71%			13.48%	13.28%
Common equity tier 1 capital (to risk weighted assets)	12.26%	11.93%			12.48%	12.45%
Tier 1 leverage (to average assets)	10.41%	10.89%			10.38%	10.75%
Asset Quality
Nonperforming loans and loans 90+ past due	$1,443	$3,486			$4,446	$4,493
Nonperforming loans and loans 90+ past due to total assets	0.06%	0.15%			0.19%	0.19%
Nonperforming assets to total assets	0.06%	0.15%			0.19%	0.19%
Allowance for credit losses to loans	1.06%	0.90%			1.09%	0.87%
Allowance for credit losses to nonperforming loans	1402.87%	429.06%			449.41%	357.00%
Net charge-offs (recoveries)	$356	$(8)	$333	$407	$(23)	$2
Net charge-offs (recoveries) to average loans (2)	0.08%	—%	0.04%	0.05%	(0.01)%	—%
Selected Average Balances
Total assets	$2,309,251	$2,115,813	$2,288,835	$2,077,132	$2,268,193	$2,202,407
Total earning assets	2,223,581	2,038,321	2,204,172	1,989,451	2,184,546	2,126,032
Total loans, net of deferred fees	1,867,813	1,581,131	1,849,493	1,528,030	1,830,970	1,745,226
Total deposits	2,002,047	1,847,104	1,894,343	1,802,797	1,785,442	1,811,098
Other Data
Noninterest-bearing deposits	$436,972	$541,815			$425,838	$438,269
Interest-bearing checking, savings and money market	872,508	1,166,930			806,934	883,480
Time deposits	365,242	183,432			364,265	260,421
Wholesale deposits	413,320	35,000			313,350	247,992

(1) Non-GAAP Reconciliation (4)	At or For the Three Months Ended,				At or For the Three Months Ended,
(Dollars in thousands, except per share data)	6/30/2023	6/30/2022			3/31/2023	12/31/2022

Total stockholders’ equity	$211,051	$197,599			$204,156	$202,382
Less: goodwill and intangibles, net	(7,682)	(7,914)			(7,735)	(7,790)
Tangible Common Equity	$203,368	$189,685			$196,421	$194,592
Less: Accumulated Other Comprehensive Income (Loss) ("AOCI")	(30,762)	(29,192)			(32,863)	(36,568)
Tangible Common Equity excluding AOCI	$234,130	$218,877			$229,284	$231,160

Book value per common share (5)	$11.87	$11.32			$11.53	$11.58
Less: intangible book value per common share (5)	(0.43)	(0.45)			(0.44)	(0.44)
Tangible book value per common share (5)	$11.44	$10.87			$11.09	$11.14
Add: AOCI (loss) per common share (5)	(1.73)	(1.67)			(1.86)	(2.09)
Tangible book value per common share, excluding AOCI (5)	$13.17	$12.54			$12.95	$13.23

(2)Annualized.
(3)Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4)Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, balance sheets or statements of cash flows.
(5) Amounts above reflect the effect of a 5-for-4 stock split declared on December 15, 2022 for shareholders of record on January 9, 2023, paid on January 31, 2023.

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)

			% Change			% Change
			Current			From
	6/30/2023	3/31/2023	Quarter	12/31/2022	6/30/2022	Year Ago

Cash and due from banks	$8,281	$13,300	-37.7%	$7,253	$11,730	-29.4%
Interest-bearing deposits at other financial institutions	66,723	131,643	-49.3%	74,300	196,187	-66.0%
Investment securities	231,468	239,698	-3.4%	278,333	307,882	-24.8%
Restricted stock, at cost	4,909	13,705	-64.2%	15,612	6,562	-25.2%
Loans, net of fees:
Commercial real estate	1,111,249	1,096,633	1.3%	1,097,302	981,744	13.2%
Commercial and industrial	223,406	187,842	18.9%	214,873	189,351	18.0%
Commercial construction	158,713	156,026	1.7%	147,272	161,393	-1.7%
Consumer real estate	365,122	352,413	3.6%	330,635	243,212	50.1%
Warehouse facilities	39,700	29,045	36.7%	42,699	78,693	-49.6%
Consumer nonresidential	5,624	6,164	-8.8%	7,653	9,839	-42.8%
Total loans, net of fees	1,903,814	1,828,123	4.1%	1,840,434	1,664,232	14.4%
Allowance for credit losses	(19,442)	(19,058)	2.0%	(16,040)	(14,957)	30.0%
Loans, net	1,884,372	1,809,065	4.2%	1,824,394	1,649,275	14.3%

Premises and equipment, net	1,103	1,174	-6.1%	1,220	1,334	-17.4%
Goodwill and intangibles, net	7,682	7,735	-0.7%	7,790	7,914	-2.9%
Bank owned life insurance (BOLI)	56,066	55,704	0.7%	55,371	54,693	2.6%
Other assets	83,768	76,971	8.8%	80,049	70,358	19.1%

Total Assets	$2,344,372	$2,348,995	-0.2%	2,344,322	$2,305,935	1.7%

Deposits:
Noninterest-bearing	$436,972	$425,838	2.6%	438,269	$541,815	-19.4%
Interest checking	626,748	498,242	25.8%	578,340	787,011	-20.4%
Savings and money market	245,760	308,691	-20.4%	305,140	379,919	-35.3%
Time deposits	365,242	364,265	0.3%	260,421	183,432	99.1%
Wholesale deposits	413,320	313,350	31.9%	247,992	35,000	1,080.9%
Total deposits	2,088,042	1,910,386	9.3%	1,830,162	1,927,177	8.3%

Other borrowed funds	—	189,000	-100.0%	265,000	140,000	-100.0%
Subordinated notes, net of
issuance costs	19,592	19,579	0.1%	19,565	19,537	0.3%
Reserve for unfunded commitments	801	922	-13.1%	—	—	100.0%
Other liabilities	24,886	24,952	-0.3%	27,213	21,592	15.3%

Stockholders’ equity	211,051	204,156	3.4%	202,382	197,599	6.8%

Total Liabilities & Stockholders' Equity	$2,344,372	$2,348,995	-0.2%	2,344,322	$2,305,905	1.7%

FVCBankcorp, Inc.
Summary Consolidated Income Statements
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
			% Change		% Change
			Current		From
	6/30/2023	3/31/2023	Quarter	6/30/2022	Year Ago

Net interest income	$14,388	$14,014	2.7%	$16,787	-14.3%
Provision for credit losses	618	242	-155.5%	1,185	-47.8%
Net interest income after provision for credit losses	13,770	13,772	0.0%	15,602	-11.7%

Noninterest income:
Fees on loans	169	77	120.2%	43	293.3%
Service charges on deposit accounts	232	215	7.7%	230	0.7%
BOLI income	362	332	9.0%	254	42.6%
(Loss) Income from minority membership interest	20	(801)	-102.5%	2	900.0%
Loss on sale of available-for-sale investment securities	—	(4,592)	100.0%	—	0.0%
Other fee income	108	142	-24.2%	116	-7.2%
Total noninterest income	891	(4,627)	-119.2%	645	38.1%

Noninterest expense:
Salaries and employee benefits	5,092	5,015	1.5%	4,914	3.6%
Occupancy expense	610	627	-2.7%	553	10.3%
Internet banking and software expense	583	562	3.7%	416	40.1%
Data processing and network administration	611	622	-1.8%	550	11.1%
State franchise taxes	584	584	0.0%	509	14.8%
Professional fees	247	184	34.0%	288	-14.2%
Other operating expense	1,475	1,416	4.2%	986	49.6%
Total noninterest expense	9,203	9,010	2.1%	8,216	12.0%
Net income before income taxes	5,457	135	3,939.0%	8,031	-32.0%
Income tax expense (benefit)	1,225	(486)	-351.9%	1,606	-23.7%
Net Income	$4,232	$621	581.1%	$6,425	-34.1%

Earnings per share - basic (1)	$0.24	$0.04	576.0%	$0.37	-35.1%
Earnings per share - diluted (1)	$0.23	$0.03	590.1%	$0.35	-32.2%
Weighted-average common shares outstanding - basic (1)	17,710,535	17,577,659		17,462,421
Weighted-average common shares outstanding - diluted (1)	18,058,612	18,296,448		18,587,155

Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP):
GAAP net income reported above	$4,232	$621		$6,425
Add: Loss on sale of available-for-sale investment securities	—	4,592		—
Subtract: provision for income taxes associated with non-GAAP adjustments	—	(1,010)		—
Net Income, core bank operating earnings (non-GAAP)	$4,232	$4,203		$6,425
Earnings per share - basic (non-GAAP core bank operating earnings)(1)	$0.24	$0.24		$0.37
Earnings per share - diluted (non-GAAP core bank operating earnings)(1)	$0.23	$0.23		$0.35

Return on average assets (non-GAAP core bank operating earnings)	0.73%	0.85%		1.21%
Return on average equity (non-GAAP core bank operating earnings)	8.17%	9.40%		12.93%
Efficiency ratio (non-GAAP core bank operating earnings)	60.23%	60.96%		47.13%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$4,232	$621		$6,425
Add: Provision for credit losses	618	242		1,185
Add: Loss on sale of investment securities	—	4,592		—
(Subtract) Add: Income tax (benefit) expense	1,225	(486)		1,606
Pre-tax pre-provision income	$6,076	$4,969		$9,216
Earnings per share - basic (non-GAAP pre-tax pre-provision)(1)	$0.34	$0.28		$0.53
Earnings per share - diluted (non-GAAP pre-tax pre-provision)(1)	$0.34	$0.27		$0.50

Return on average assets (non-GAAP pre-tax pre-provision)	1.05%	0.88%		1.74%
Return on average equity (non-GAAP pre-tax pre-provision)	11.72%	9.67%		18.55%
(1) Amounts above reflect the effect of a 5-for-4 stock split declared on December 15, 2022 for shareholders of record on January 9, 2023, paid on January 31, 2023.

FVCBankcorp, Inc.
Summary Consolidated Income Statements
(Dollars in thousands, except per share data)
(Unaudited)

	For the Six Months Ended
			% Change
			Current
	6/30/2023	6/30/2022	Quarter

Net interest income	$28,402	$31,838	-10.8%
Provision for credit losses	860	1,535	44.0%
Net interest income after provision for credit losses	27,542	30,303	-9.1%

Noninterest income:
Fees on loans	246	127	93.6%
Service charges on deposit accounts	447	464	-3.7%
BOLI income	694	492	41.1%
(Loss) Income from minority membership interest	(781)	914	-185.4%
Loss on sale of available-for-sale investment securities	(4,592)	—	100.0%
Other fee income	250	272	-8.2%
Total noninterest income	(3,736)	2,269	-264.7%

Noninterest expense:
Salaries and employee benefits	10,107	9,891	2.2%
Occupancy expense	1,238	1,153	7.3%
Internet banking and software expense	1,144	799	43.2%
Data processing and network administration	1,233	1,092	12.9%
State franchise taxes	1,169	1,018	14.8%
Professional fees	431	649	-33.5%
Merger and acquisition expense	—	125	-100.0%
Other operating expense	2,891	1,930	49.8%
Total noninterest expense	18,213	16,657	9.3%
Net income before income taxes	5,593	15,915	-64.9%
Income tax expense (benefit)	739	2,876	-74.3%
Net Income	$4,854	$13,039	-62.8%

Earnings per share - basic (1)	$0.28	$0.75	-63.3%
Earnings per share - diluted (1)	$0.27	$0.71	-62.1%
Weighted-average common shares outstanding - basic (1)	17,644,097	17,376,969
Weighted-average common shares outstanding - diluted (1)	18,177,530	18,489,796

Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP):
GAAP net income reported above	$4,854	$13,039
Add: Merger and acquisition expense	—	125
Add: Loss on sale of available-for-sale investment securities	4,592	—
Subtract: provision for income taxes associated with non-GAAP adjustments	(1,010)	(28)
Net Income, core bank operating earnings (non-GAAP)	$8,436	$13,136
Earnings per share - basic (non-GAAP core bank operating earnings)(1)	$0.48	$0.76
Earnings per share - diluted (non-GAAP core bank operating earnings)(1)	$0.46	$0.71

Return on average assets (non-GAAP core bank operating earnings)	0.74%	1.26%
Return on average equity (non-GAAP core bank operating earnings)	8.17%	12.87%
Efficiency ratio (non-GAAP core bank operating earnings)	62.25%	48.55%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$4,854	$13,039
Add: Provision for credit losses	860	1,535
Add: Loss on sale of investment securities	4,592	—
Add: Merger and acquisition expense	—	125
(Subtract) Add: Income tax (benefit) expense	739	2,876
Pre-tax pre-provision income	$11,045	$17,575
Earnings per share - basic (non-GAAP pre-tax pre-provision)(1)	$0.63	$1.01
Earnings per share - diluted (non-GAAP pre-tax pre-provision)(1)	$0.61	$0.95

Return on average assets (non-GAAP pre-tax pre-provision)	0.97%	1.69%
Return on average equity (non-GAAP pre-tax pre-provision)	10.70%	17.23%
(1) Amounts above reflect the effect of a 25% stock dividend declared on December 15, 2022 for shareholders of record on January 9, 2023, paid on January 31, 2023.

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	6/30/2023			3/31/2023			6/30/2022
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,119,042	$13,541	4.84%	$1,098,243	$12,680	4.62%	$940,338	$10,215	4.35%
Commercial and industrial	197,130	3,735	7.58%	203,223	3,445	6.78%	183,928	2,255	4.90%
Commercial construction	156,471	2,814	7.19%	153,534	2,639	6.87%	174,896	2,067	4.73%
Consumer real estate	360,161	4,241	4.71%	345,213	4,048	4.69%	208,072	2,025	3.89%
Warehouse facilities	28,910	510	7.06%	24,005	424	7.06%	64,570	505	3.13%
Consumer nonresidential	6,099	143	9.36%	6,752	160	9.45%	9,327	176	7.53%
Total loans	1,867,813	24,986	5.35%	1,830,970	23,396	5.11%	1,581,131	17,243	4.36%

Investment securities (2)(3)	288,987	1,375	1.90%	327,370	1,638	2.00%	357,540	1,586	1.77%
Interest-bearing deposits at
other financial institutions	66,781	844	5.07%	26,206	302	4.68%	99,650	200	0.81%
Total interest-earning assets	2,223,581	27,205	4.89%	2,184,546	25,336	4.64%	2,038,321	19,029	3.73%

Non-interest earning assets:
Cash and due from banks	6,930			4,805			4,716
Premises and equipment, net	1,152			1,208			1,452
Accrued interest and other assets	96,656			94,678			85,433
Allowance for credit losses	(19,068)			(17,044)			(14,109)

Total Assets	$2,309,251			$2,268,193			$2,115,813

Interest-bearing liabilities:
Interest checking	$531,440	$3,546	2.68%	$519,770	$2,915	2.27%	$794,757	$1,007	0.51%
Savings and money market	245,306	1,289	2.11%	295,192	1,503	2.06%	329,831	446	0.54%
Time deposits	393,877	3,563	3.63%	299,054	2,152	2.92%	177,525	446	1.01%
Wholesale deposits	377,126	3,615	3.84%	251,593	2,211	3.56%	35,000	(2)	(0.03)%
Total interest-bearing deposits	1,547,748	12,012	3.11%	1,365,609	8,781	2.61%	1,337,113	1,897	0.57%

Other borrowed funds	57,176	546	3.83%	231,257	2,281	4.01%	27,418	84	1.23%
Subordinated notes, net of issuance costs	19,583	258	5.27%	19,570	258	5.34%	19,528	258	5.30%
Total interest-bearing liabilities	1,624,508	12,815	3.16%	1,616,436	11,320	2.84%	1,384,059	2,239	0.65%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	454,299			419,833			509,991
Other liabilities	23,145			26,408			22,998

Stockholders’ equity	207,299			205,516			198,765

Total Liabilities and Stockholders' Equity	$2,309,251			$2,268,193			$2,115,813

Net Interest Margin		14,390	2.60%		14,016	2.60%		16,790	3.30%
(1)Non-accrual loans are included in average balances.
(2)The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 22% for the three months ended June 30, 2023, March 31, 2023 and 21% for the three months ended June 30, 2022. The taxable equivalent adjustment to interest income was $1 for the three months ended June 30, 2023. For the three months ended March 31, 2023, and June 30, 2022 the taxable equivalent adjustment to interest income was $2 for each aforementioned period.
(3)The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Six Months Ended
	6/30/2023			6/30/2022
	Average	Interest	Average	Average	Interest	Average
	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,108,700	$26,221	4.73%	$927,294	$19,643	4.24%
Commercial and industrial	200,160	7,183	7.18%	175,525	4,201	4.79%
Commercial construction	155,010	5,453	7.04%	177,627	4,216	4.75%
Consumer real estate	352,728	8,289	4.71%	185,589	3,687	3.97%
Warehouse facilities	26,471	934	7.06%	52,664	760	2.88%
Consumer nonresidential	6,424	302	9.41%	9,331	343	7.36%
Total loans	1,849,493	48,382	5.23%	1,528,030	32,850	4.30%

Investment securities (2)(3)	308,072	3,012	1.96%	357,508	3,159	1.77%
Interest-bearing deposits at
other financial institutions	46,606	1,146	4.96%	103,913	245	0.48%
Total interest-earning assets	2,204,172	52,540	4.77%	1,989,451	36,254	3.64%

Non-interest earning assets:
Cash and due from banks	5,874			7,753
Premises and equipment, net	1,180			1,507
Accrued interest and other assets	95,670			92,402
Allowance for credit losses	(18,061)			(13,981)

Total Assets	$2,288,835			$2,077,132

Interest-bearing liabilities:
Interest checking	$525,637	$6,461	2.48%	$745,880	$2,004	0.54%
Savings and money market	268,867	2,763	2.07%	322,802	795	0.50%
Time deposits	347,972	5,742	3.33%	181,045	888	0.99%
Wholesale deposits	314,706	5,827	3.73%	35,000	40	0.23%
Total interest-bearing deposits	1,457,182	20,793	2.88%	1,284,727	3,727	0.59%

Other borrowed funds	143,735	2,827	3.97%	26,215	169	1.30%
Subordinated notes, net of issuance costs	19,577	515	5.30%	19,522	515	5.32%
Total interest-bearing liabilities	1,620,494	24,135	3.00%	1,330,464	4,411	0.67%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	437,161			518,070
Other liabilities	24,768			24,540

Stockholders’ equity	206,412			204,058

Total Liabilities and Stockholders' Equity	$2,288,835			$2,077,132

Net Interest Margin		28,405	2.60%		31,843	3.23%

(1)    Non-accrual loans are included in average balances.
(2)    The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 22% for the six months ended
June 30, 2023 and 21% for the six months ended June 30, 2022. The taxable equivalent adjustment to interest income was $3 and $5 for the six months ended June 30, 2023 and 2022, respectively.
(3)    The average balances for investment securities includes restricted stock.